FOR IMMEDIATE RELEASE Contact: David Stakun

July 25, 2005 (215) 355-2900

Technitrol Reports Q205 Results

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) reported consolidated revenues from continuing operations of $143.3 million for its second fiscal quarter ended July 1, 2005. Revenues were $141.4 million in the previous quarter and $141.3 million in the second quarter of 2004. The above revenue comparisons, the earnings comparisons below and the AMI Doduco segment performance report that follows exclude results from AMI Doduco's bimetal and metal cladding business, sold by Technitrol in June of 2005, which has been reflected as a discontinued operation.

According to U.S. Generally Accepted Accounting Principles (GAAP), second-quarter net loss from continuing operations was $43.6 million, or $1.08 per diluted share. Excluding after-tax severance and asset-impairment expenses totaling $47.7 million, or $1.18 per share, earnings per diluted share were $0.10. (See the attached table, "Non-GAAP Measures" reconciling "Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense" to GAAP net earnings [loss] per diluted share.)

By comparison, GAAP net earnings from continuing operations were $5.4 million, or $0.14 per diluted share, in the previous quarter and $9.2 million, or $0.23 per share, in the second quarter of 2004, including after-tax severance and asset-impairment expenses of $0.9 million, or $0.02 per share and $1.1 million, or $0.03 per share, in each period, respectively, and a one-time gain of $1.1 million, or $0.03 per share, in the second quarter of 2004 related to the sale of equity rights.

Earnings before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit from continuing operations plus depreciation and amortization, a non-GAAP measure reconciled with GAAP operating profit in the attached "Non-GAAP Measures" table) were $11.3 million in the second quarter of 2005, compared with $14.0 million in the previous quarter and $17.0 million in the second quarter of 2004, excluding severance and asset-impairment expenses in all periods.

Net cash at July 1, 2005 was $171.0 million (cash and equivalents of $182.1 million less debt of $11.1 million), compared with $157.7 million at the end of the previous quarter. Technitrol's capital spending in the second quarter of 2005 was approximately $4.2 million.

Pre-tax severance and asset-impairment expenses of approximately $48.3 million in the second quarter included $46.0 million for the previously indicated impairment of assets, primarily intangibles including $25.6 million of goodwill, at Pulse's consumer division; $0.8 million at Pulse for other asset writedowns and severance; and $1.5 million in severance expenses at AMI Doduco, primarily related to a previously announced shutdown of a facility in Italy.

Pulse

Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules, electronic connector products and antennas for wireless communication/information devices. Revenues for the second quarter were $78.4 million, compared with $75.6 million in the previous quarter and $81.5 million in the unusually strong second quarter of 2004, a period of overly optimistic end-markets, particularly for telecom and power conversion products, which did not carry through the balance of 2004.

Excluding the consumer division, revenues grew approximately 11% from the previous quarter, but this growth was more heavily weighted toward non-filtered connector products than anticipated. These revenues were driven by strong demand in Europe for customer premises wiring applications and worldwide for notebook computer connectors. Sequential-quarter revenue growth was also strong in Pulse's networking division, driven by demand for power-over-Ethernet components and filtered connectors for infrastructure upgrades. Product demand in the consumer division continued to decline due to widely reported very weak consumer spending in Europe coupled with continued price pressure and share erosion driven by the strong euro, the division's functional currency, relative to the dollar, the functional currency of Asian competitors. Moreover, margins were further adversely impacted by a poor product mix on the remaining business with sales more heavily weighted toward lower-margin smaller- screen TVs.

Pulse's GAAP operating loss in the second quarter was $42.0 million, compared with profits of $6.0 million in the previous quarter and $9.8 million in the second quarter of 2004. Excluding severance and asset-impairment expenses in all periods, second-quarter operating profit was $4.8 million, compared with $6.9 million in the previous quarter and $9.8 million in the second quarter of 2004. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit [loss].)

Excluding the consumer division, a number of factors adversely affected Pulse's second-quarter 2005 operating profit. They include: a relatively low-margin sales mix, favoring non-filtered connector products whose gross margin tends to be lower than Pulse's other products; plant inefficiencies due to the hiring of nearly 6,000 new employees since the Chinese New Year holiday to address normal seasonal departures and ramping product demand; inefficiencies and poor production yields associated with relocation of production from older factories to newer, lower-cost factories; unusually high tooling and material costs resulting from rapid growth in demand for lead-free products; one-time costs related to bringing a new connector production facility on line; high material and tooling costs for developing connector products; and the impact of sooner-than-expected mandatory wage increases in China.

The wage increases in China represent costs which are structural in nature and cannot be avoided; however, the remaining issues can be addressed. Therefore, intense efforts are under way at Pulse to drive costs down, improve labor efficiency and utilization, and achieve higher operating margins in the third quarter. Pulse anticipates that higher labor efficiency and lower scrap variances will be achieved as production relocations are completed. Moreover, costs for tooling and scrap will be driven down as recently launched lead-free and connector products ramp to volume.

Comparisons of Pulse's operating profit with the first quarter of 2005 and second quarter of 2004 were also negatively affected by the continued lack of profitability in the consumer division due to the poor demand and foreign-exchange issues previously cited. Included in second-quarter results are expenses being taken to downsize the division's operations in Turkey while relocating a significant portion of them to China in order to neutralize its foreign-exchange and China cost disadvantages. Pulse is on track to ramp up a significant portion of the division's production of flyback transformers, along with its entire production of switch-mode transformers, in China by the end of 2005.

AMI Doduco

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Second-quarter shipments reflect continued market strength in Europe and North America and rapid growth in China's electrical equipment markets. Revenues from continuing operations were $65.0 million, compared with $65.8 million in the previous quarter and $59.8 million in the second quarter of 2004. Using constant euro-to-dollar exchange rates, revenues were up 1.7% from the previous quarter and 5.4% from the year-earlier period. In the second quarter of 2005, the euro, the functional currency in AMI Doduco's largest geographic market, was 4.1% weaker and 4.2% stronger, on average, versus the dollar than in the previous and year-ago quarters, respectively.

AMI Doduco's second-quarter GAAP operating loss from continuing operations, including the $1.5 million pre-tax severance expenses mentioned above, was $0.2 million, compared with profit of $1.5 million in the first quarter and a loss of $0.2 million in the second quarter of 2004. Excluding severance and asset-impairment expense in all periods, second-quarter 2005 operating profit was $1.2 million, compared with $1.5 million in the previous quarter and $1.3 million in the second quarter of 2004. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense" with GAAP operating profit [loss].) AMI Doduco's second-quarter operating profit reflects operating improvements in North America, offset by negative absorption due to aggressive inventory reduction activities; softer sales of high-margin automotive components in Europe; and lower dollar-reported profit from Europe due to a weaker euro in the second quarter than in the first quarter.

2005 Outlook

In the third quarter, Pulse expects modestly higher overall revenues due to pre-holiday shipments of game-related products, which utilize components from the networking and power divisions. AMI Doduco anticipates a continuation of ongoing market demand levels, tempered by normal seasonal slowness, particularly in Europe.

Consolidated revenues in fiscal 2005 are currently expected to be approximately $575 million, comprising $325 million at Pulse and, based on the average dollar-to-euro exchange rate in the second quarter, $250 million at AMI Doduco.

Excluding severance and asset-impairment expenses, Technitrol expects diluted earnings per share for the year to be $0.60. Operating cost and expense savings arising from these expenses are reflected in the company's 2005 earnings-per-share outlook.

This outlook will be updated as the results of future quarters and other events material to full-year revenues and earnings unfold. Prior to public announcement of such updates by Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with caution.

Cautionary Note

Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended April 1, 2005 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

These risk factors include, but are not limited to, the following:

  Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

  Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

  An inability to adequately respond to changes in technology or customer needs may decrease our sales.

  If our inventories become obsolete, our future performance and operating results will be adversely affected.

  An inability to capitalize on our recent or future acquisitions may adversely affect our business.

  Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

  An inability to identify additional acquisition opportunities may slow our future growth.

  If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

  If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.
  Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.
  A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

  Competition may result in lower prices for our products and reduced sales.

  Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

  Fluctuations in foreign currency exchange rates may adversely affect our operating results.

  Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

  Shifting our operations between regions may entail considerable expense.

  Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

  Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

  Public health epidemics (such as severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

  Costs associated with precious metals may not be recoverable.

  The unavailability of insurance against certain business risks may adversely affect our future operating results.

  Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Investors: Technitrol's quarterly conference call will take place Monday, July 25, 2005 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on July 25 and conclude at midnight, August 1, 2005. For telephone replay, dial (412) 317-0088 and enter access code 374010#.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Six Months Ended
	7/1/2005	6/25/2004	7/1/2005	6/25/2004

Net sales	$143,305	$141,301	$284,696	$276,591
Cost of goods sold	110,766	102,060	218,188	199,639
Gross profit	32,539	39,241	66,508	76,952
Selling, general and administrative expenses	26,512	28,137	52,114	55,544
Severance and asset-impairment expenses	48,261	1,484	49,203	4,341
Operating profit (loss)	(42,234)	9,620	(34,809)	17,067

Interest income (expense), net	541	(153)	781	(305)
Other income (expense), net	(471)	1,290	(891)	576
Equity earnings in minority-owned investments	--	257	--	392
Net earnings (loss) from continuing operations before income taxes and minority interest	(42,164)	11,014	(34,919)	17,730
Income taxes	899	1,775	2,474	2,818
Minority Interest	(497)	--	(718)	--
Net earnings (loss) from continuing operations	(43,560)	9,239	(38,111)	14,912
Net earnings (loss) from discontinued operations, net of taxes	646	35	306	127
Net earnings (loss)	(42,914)	9,274	(37,805)	15,039

Basic earnings (loss) per share from continuing operations	(1.08)	0.23	(0.95)	0.37
Basic earnings per share from discontinued operations	0.02	0.00	0.01	0.00
Basic earnings (loss) per share	(1.06)	0.23	(0.94)	0.37

Diluted earnings (loss) per share from continuing operations	(1.08)	0.23	(0.95)	0.37
Diluted earnings per share from discontinued operations	0.02	0.00	0.01	0.00
Diluted earnings (loss) per share	(1.06)	0.23	(0.94)	0.37

Weighted average common and equivalent shares outstanding	40,296	40,408	40,270	40,364

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Six Months Ended
	7/1/2005	6/25/2004	7/1/2005	6/25/2004
Net sales
Pulse	$78,350	$81,456	$153,928	$158,994
AMI Doduco	64,955	59,845	130,768	117,597
Total net sales	143,305	141,301	284,696	276,591
Operating profit (loss)
Pulse	(42,023)	9,772	(36,060)	18,442
AMI Doduco	(211)	(152)	1,251	(1,375)
Total operating profit (loss)	(42,234)	9,620	(34,809)	17,067

FINANCIAL POSITION
(in thousands, except per-share amounts)	7/1/2005	12/31/2004
	(unaudited)

Cash and equivalents	$182,111	$155,952
Trade receivables, net	105,714	109,652
Inventories	65,303	77,481
Assets of discontinued operations held for sale	4,346	--
Other current assets	16,545	20,917
Fixed assets	81,994	102,176
Other assets	117,619	160,409
Total assets	573,632	626,587
Current portion of long-term debt	121	130
Short-term debt	4,735	6,717
Accounts payable	45,055	48,655
Accrued expenses	72,405	69,602
Liabilities of discontinued operations held for sale	2,576	--
Long-term debt	6,217	7,125
Other long-term liabilities	14,174	14,766
Total liabilities	145,283	146,995
Minority interest	14,444	14,730
Shareholders' equity	413,905	464,862
Net worth per share	10.21	11.49
Shares outstanding	40,530	40,448
NON-GAAP MEASURES (UNAUDITED) (in thousands except per-share amounts)

1. EBITDA from continuing operations
	Quarter Ended
	7/1/05	4/1/05	6/25/04

Net earnings (loss)	$(42,914)	$5,109	$9,274
Net (earnings) loss from discontinued operations	(646)	340	(35)
Minority interest	497	221	--
Income taxes (benefit)	899	1,575	1,775
Interest expense (income), net	(541)	(240)	153
Other expense (income)	471	420	(1,290)
Depreciation and amortization	5,296	5,652	5,893
Equity method investment (earnings)	--	--	(257)
EBITDA from continuing operations	(36,938)	13,077	15,513
Severance and asset-impairment expenses	48,261	942	1,484
AMI France inventory write-off	0	0	0
EBITDA from continuing operations, excluding severance and asset- impairment expenses	11,323	14,019	16,997

2. Net earnings per diluted share from continuing operations, excluding severance and asset- impairment expense
	Quarter Ended
	7/1/05	4/1/05	6/25/04

Net earnings (loss) per diluted share	$ (1.06)	$ 0.13	$ 0.23
Diluted (earnings) loss per share from discontinued operations	(0.02)	0.01	--
After-tax severance and asset-impairment expense, per share	1.18	0.02	0.03
Impairment charge to adjust equity investment to market value	-	-	-
In-process research and development cost	-	-	-
Gain on sale of equity rights	--	-	(0.03)
Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense	0.10	0.16	0.23

3. Segment operating profit, excluding severance and asset-impairment expense
	Quarter Ended
	7/1/05	4/1/05	6/25/04

Pulse operating profit (loss), GAAP	(42,023)	$ 5,963	$9,772
Pre-tax severance and asset-impairment expense	46,799	930	21
Pulse operating profit, excluding severance and asset- impairment expense	4,776	6,893	9,793

AMI Doduco operating profit (loss), GAAP	(211)	1,462	(152)
Pre-tax severance and asset-impairment expense	1,462	59	1,463
Inventory write-offs associated with the shut down of AMI Doduco's facility in France	0	0	0
AMI Doduco operating profit, excluding severance and asset- impairment expense	1,251	1,521	1,311

1. EBITDA (net income plus income taxes, excluding interest and other expense or income, depreciation and amortization, excluding equity method investment earnings and losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2005 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.